As filed with the Securities and Exchange Commission on March 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Florida	04-3639490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

324 South Hyde Park Avenue, Suite 350
Tampa, Florida	33606
(Address of principal executive offices)	(Zip Code)

Accentia, Inc. 2003 Stock Option Plan, as amended

Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan

Amended and Restated Accentia Biopharmaceuticals, Inc. 2008 Equity Incentive Plan

Accentia Biopharmaceuticals, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Samuel S. Duffey, Esq.

President and General Counsel

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Phone: (813) 864-2554

(Name, address and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, issuable pursuant to the Accentia, Inc. 2003 Stock Option Plan, as amended	2,131,467 shares	(2)	$2,016,292.68(2)	$234.09(2)
Common Stock, $0.001 par value, issuable pursuant to the Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan	2,959,133 shares	(3)	$6,436,590.71(3)	$747.29(3)
Common Stock, $0.001 par value, issuable pursuant to the Amended and Restated Accentia Biopharmaceuticals, Inc. 2008 Equity Incentive Plan	23,000,000 shares	(4)	$13,140,490.00(4)	$1,525.61(4)
Common Stock, $0.001 par value, issuable pursuant to the Accentia Biopharmaceuticals, Inc. 2010 Equity Incentive Plan	10,000,000 shares	(5)	$5,518,950.00(5)	$640.75(5)
TOTAL	38,090,600 shares	(2) (3) (4) (5)	$27,112,323.39(2) (3) (4) (5)	$3,147.74(2) (3) (4) (5)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Accentia, Inc. 2003 Stock Option Plan, as amended (the “2003 Plan”), the Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), the Amended and Restated Accentia Biopharmaceuticals, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), and the Accentia Biopharmaceuticals, Inc. 2010 Equity Incentive Plan (the “2010 Plan”).
(2)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on: 8,117 shares subject to outstanding options having an exercise price of $1.05 per share; 296,200 shares subject to outstanding options having an exercise price of $2.11 per share; 25,380 shares subject to outstanding options having an exercise price of $2.22 per share; 57,823 shares subject to outstanding options having an exercise price of $2.63 per share; 5,368 shares subject to outstanding options having an exercise price of $3.16 per share; 169,912 shares subject to outstanding options having an exercise price of $5.15 per share; and 1,568,667 shares subject to outstanding options having an exercise price of $0.18 per share.
(3)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on: 1,542,000 shares subject to outstanding options having an exercise price of $0.18 per share; 27,500 shares subject to outstanding options having an exercise price of $2.44 per share; 15,000 shares subject to outstanding options having an exercise price of $2.70 per share; 5,000 shares subject to outstanding options having an exercise price of $2.79 per share; 20,000 shares subject to outstanding options having an exercise price of $3.06 per share; 35,000 shares subject to outstanding options having an exercise price of $3.17 per share; 119,624 shares subject to outstanding options having an exercise price of $3.36 per share; 15,000 shares subject to outstanding options having an exercise price of $3.53 per share; 400,000 shares subject to outstanding options having an exercise price of $3.56 per share; 5,000 shares subject to outstanding options having an exercise price of $3.57 per share; 40,000 shares subject to outstanding options having an exercise price of $3.62 per share; 454,042 shares subject to outstanding options having an exercise price of $3.70 per share; 37,994 shares subject to outstanding options having an exercise price of $6.90 per share; 151,473 shares subject to outstanding options having an exercise price of $7.59 per share; and 91,500 shares subject to outstanding options having an exercise price of $8.00 per share.
(4)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on: 25,000 shares subject to outstanding options having an exercise price of $0.35 per share; 1,500,000 shares subject to outstanding options having an exercise price of $0.18 per share; 16,175,000 shares subject to outstanding options having an exercise price of $0.44 per share; 15,000 shares subject to outstanding options having an exercise price of $0.77 per share; 52,500 shares subject to outstanding options having an exercise price of $0.81 per share; 225,000 shares subject to outstanding options having an exercise price of $2.61 per share; 1,134,000 shares subject to outstanding options having an exercise price of $2.69 per share; and 3,873,500 shares reserved for future grants under the 2008 Plan, the registration fee for which has been calculated on the basis of the average of the high and low prices of the registrant’s common stock on March 22, 2011.
(5)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on: 100,000 shares subject to outstanding options having an exercise price of $0.60 per share; 785,000 shares subject to outstanding options having an exercise price of $0.80 per share; and 9,115,000 shares reserved for future grants under the 2010 Plan, the registration fee for which has been calculated on the basis of the average of the high and low prices of the registrant’s common stock on March 22, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The documents constituting Part I of this Registration Statement will be sent or given to participants in the 2003 Plan, the 2005 Plan, 2008 Plan and the 2010 Plan, as applicable, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Accentia Biopharmaceuticals, Inc. (the “Company”) with the SEC are hereby incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended September 30, 2010;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010;

(c)	The Company’s Current Reports on Form 8-K filed on November 2, 2010, November 23, 2010, December 3, 2010, January 6, 2011, January 21, 2011, and March 15, 2011; and

(d)	The description of the Company’s common stock, $0.001 par value, contained in the Company’s Form 8-A filed on June 27, 2005, including amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares of common stock being offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, or “FBCA,” permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding the foregoing, the FBCA provides that a Florida corporation must indemnify any director, officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to the company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) an approval of an unlawful distribution, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses of any of its directors, officers, employees or agents under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding such office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director, officer, employee, or agent were material to the adjudicated cause of action and the director, officer, employee, or agent (a) violated criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our amended and restated articles of incorporation and our amended and restated bylaws providing that our directors and officers and our former directors and officers shall be indemnified to the fullest extent permitted by applicable law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1	Accentia, Inc. 2003 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.23 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769))

4.2	Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.35 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769))

4.3	Amended and Restated Accentia Biopharmaceuticals, Inc. 2008 Equity Incentive Plan

4.4	Accentia Biopharmaceuticals, Inc. 2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.182 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2010)

4.5	Amended and Restated Articles of Incorporation of Accentia Biopharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 23, 2010)

4.6	Amended and Restated Bylaws of Accentia Biopharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 23, 2010)

5.1	Opinion of Foley & Lardner LLP

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained in signature page hereto)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 25th day of March, 2011.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Francis E. O’Donnell, Jr., M.D.
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 25, 2011 in the capacities indicated. Each person whose signature appears below constitutes and appoints Francis E. O’Donnell, Jr. and Garrison J. Hasara, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Francis E. O’Donnell, Jr.	Chief Executive Officer, Chairman of the Board, and Director
Francis E. O’Donnell, Jr., M.D.	(Principal Executive Officer)

/s/ Garrison J. Hasara	Acting Chief Financial Officer and Controller
Garrison J. Hasara, CPA	(Principal Accounting Officer and Principal Financial Officer)

/s/ Edmund C. King	Director
Edmund C. King

/s/ David M. Schubert	Director
David M. Schubert

/s/ William S. Poole	Director
William S. Poole

/s/ Christopher C. Chapman	Director
Christopher C. Chapman, M.D.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Accentia, Inc. 2003 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.23 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769))

4.2	Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.35 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769))

4.3	Amended and Restated Accentia Biopharmaceuticals, Inc. 2008 Equity Incentive Plan

4.4	Accentia Biopharmaceuticals, Inc. 2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.182 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2010)

4.5	Amended and Restated Articles of Incorporation of Accentia Biopharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 23, 2010)

4.6	Amended and Restated Bylaws of Accentia Biopharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 23, 2010)

5.1	Opinion of Foley & Lardner LLP

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained in signature page hereto)